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                                                                     Exhibit 11B



                         PacifiCare Health Systems, Inc.

             Computation of Net Income per Share of Common Stock -
                                  Fully Diluted

           (Dollars and shares in thousands, except per share amounts)

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

                                                           Three months ended           Six months ended
                                                                March 31,                   March 31,
                                                       ----------------------------------------------------
                                                           1996          1995          1996          1995
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
Shares outstanding at the beginning of the
   period                                                30,987        27,594        30,883        27,528

Weighted average number of shares issued
   during the period in connection with a
   public offering, compensation awarded
   in stock and exercise of stock options                    48           359            96           220

Dilutive shares issuable, net of shares
   assumed to have been purchased (at the
   higher of ending or average market
   price) for treasury with assumed
   proceeds from the contingent exercise
   of stock options and registered equity
   purchase contracts:                                      724           691           676           703
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Total shares - fully diluted                             31,759        28,644        31,655        28,451
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Net income                                             $ 31,869      $ 27,359      $ 59,848      $ 47,416

Fully diluted earnings per share                       $   1.01      $   0.96      $   1.89      $   1.67
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